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                                                                      EXHIBIT 99

                                      MORGAN STANLEY UK GROUP PROFIT
                                      SHARING SCHEME

                                      Report and Financial Statements


                                      31 December 1994 and 1993


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REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS
TO THE MORGAN STANLEY GROUP INC. UK PROFIT SHARING COMMITTEE
AND PARTICIPANTS IN THE MORGAN STANLEY UK GROUP PROFIT SHARING SCHEME

We have audited the accompanying statement of financial condition of the Morgan Stanley UK Group Profit Sharing Scheme as of 31 December 1994 and 1993 and the related statement of income and changes in plan equity for the years ended 31 December 1994, 1993 and 1992. These financial statements are the responsibility of the Scheme s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Scheme as of 31 December 1994 and 1993 and the income and changes in plan equity for the years ended 31 December 1994, 1993 and 1992 in conformity with United States generally accepted accounting principles.



Ernst & Young
Chartered Accountants
Registered Auditor
London

19 April 1995
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Morgan Stanley UK Group Profit Sharing Scheme
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STATEMENT OF THE FINANCIAL CONDITION
at 31 December 1994 and 1993

                                                                                         1994                             1993
                                                                    Notes                   $                                $
ASSETS
Investments at market value Morgan Stanley
Group Inc. Common Stock                                               2,3           8,096,334                        8,257,162
Amounts due from trustee                                                               43,112                           32,149
Employee contributions receivable                                                   2,371,487                        1,834,116
                                                                                   ----------                       ----------
                                                                                   10,510,933                       10,123,427
                                                                                   ==========                       ==========
LIABILITIES AND PLAN EQUITY
Dividend income, net of withholding taxes, payable
to participants                                                                        41,020                           30,589
Taxes withheld in respect of dividend income                                            2,090                            1,558
Plan equity                                                                        10,467,823                       10,091,280
                                                                                   ----------                       ----------
                                                                                   10,510,933                       10,123,427
                                                                                   ==========                       ==========

See notes to the financial statements.

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Morgan Stanley UK Group Profit Sharing Scheme
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STATEMENT OF INCOME AND CHANGES IN PLAN EQUITY
for the years ended 31 December 1994, 1993 and 1992

                                                                    1994           1993           1992
                                                     Notes             $              $              $
CASH DIVIDEND
Distribution from Morgan Stanley Group
 Inc. Common Stock                                               167,520        127,435        103,469
Less: United States tax withheld                                  25,105         19,115         15,507
                                                              ----------     ----------     ----------
NET DIVIDENDS                                                    142,415        108,320         87,962

Gain on sale/transfer of Morgan Stanley Group
 Inc. Common Stock                                    2          183,380        465,762         58,822
Change in unrealised appreciation of
 investments                                          3       (1,791,131)     1,287,954       (965,281)

EMPLOYEE CONTRIBUTIONS
Current year                                                   2,371,487      1,834,116      1,340,903
                                                              ----------     ----------     ----------
INCOME FOR THE YEAR                                              906,151      3,696,152        522,406

Less:   Dividend income payable to participants                  134,006        100,238         77,617
        Income tax payable                                         8,409          8,082         10,343
        Withdrawals disbursed to employees                       289,513        486,901        117,641
        Value of shares transferred to employees                  97,680        403,774              -
        Foreign Exchange loss                                          -              -            825
                                                              ----------     ----------     ----------
INCREASE IN PLAN EQUITY                                          376,543      2,697,157        315,980
PLAN EQUITY AT 1 JANUARY                                      10,091,280      7,394,123      7,078,143
                                                              ----------     ----------     ----------
PLAN EQUITY AT END OF YEAR                                    10,467,823     10,091,280      7,394,123
                                                              ==========     ==========     ==========



See notes to the financial statements.

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Morgan Stanley UK Group Profit Sharing Scheme
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NOTES TO THE FINANCIAL STATEMENTS
at 31 December 1994, 1993 and 1992


   SCHEME DESCRIPTION
   On 12 November 1987, the Morgan Stanley UK Group Profit Sharing Scheme was established in the United Kingdom by a trust deed made between Morgan Stanley Group Inc., its subsidiary Morgan Stanley UK Group and Noble Lowndes Settlement Trustees Limited. The scheme allows employees of Morgan Stanley
   UK Group to accumulate pre-tax profit share contributions in the form of shares of Morgan Stanley Group Inc. common stock.

   ELIGIBILITY
   Full time employees of Morgan Stanley UK Group with at least one year of service, commencing from the first of the month after the date of joining, are eligible to participate in the scheme. Employees may elect to participate in the scheme for the full amount of their profit share, up to a maximum of the lesser of 10% of UK base salary or L.8,000.

   FUNDING POLICY
   Amounts invested by employees are invested by Noble Lowndes Settlement Trustees Limited, as trustee, in Morgan Stanley Group Inc. shares which are held by the trustee in their name on the employee's behalf. Shares in respect of the previous qualifying period are appropriated to employees within two weeks of 31 December (the qualifying date). Trustee fees and brokerage commissions are borne by Morgan Stanley UK Group, the employer.

   During the first two years after allocation (the Retention Period) certain statutory restrictions apply limiting members ability to deal in or withdraw their shares. After the Retention Period, members may withdraw their shares or instruct the trustees to sell their shares and withdraw the cash proceeds. The cost of withdrawals from the scheme is determined on a first in first out basis within the relevant employee allocation.

   TAXATION
   The United Kingdom Board of Inland Revenue has approved the scheme under
   Schedule 9, UK Finance Act 1978 and the scheme is thus exempt from taxation.

   Employee contributions to the scheme are not liable to income tax if shares are held by the Trustees for at least five years after appropriation. If employees shares are sold prior to the end of the five year period, some or all of the income tax benefits are lost.

1. ACCOUNTING POLICIES

   FOREIGN CURRENCIES
   Monetary assets and liabilities denominated in currencies other than US dollars are translated at the rate of exchange ruling at the balance sheet date except for employee contributions receivable, which are translated at the rate ruling at the time of share purchase, which occurs shortly after the balance sheet date. Transactions in foreign currencies are translated at the approximate rate of exchange ruling at the date of the transaction.

   VALUATION OF INVESTMENTS
   The investments are recorded at market value based on the closing market prices on the New York Stock Exchange.

   DIVIDEND INCOME
   Dividend income is recorded when the applicable dividends are declared. Dividends are received net of US withholding tax and are allocated to participants according to their shareholdings.

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Morgan Stanley UK Group Profit Sharing Scheme
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NOTES TO THE FINANCIAL STATEMENTS
at 31 December 1994, 1993 and 1992



2. CHANGES IN HOLDINGS OF MORGAN STANLEY GROUP INC COMMON STOCK

                                                                                                Average
                                                                             Number                cost               Total
                                                                          of shares           per share                cost
   At 1 January 1992                                                         88,910              26.506           2,356,676
   Add: Purchase, January 1992                                               21,599              65.269           1,409,305
                                                                    ---------------     ---------------     ---------------
                                                                            110,509              34.079           3,765,981
   Less: Sales of shares during the year                                     (2,174)             27.056             (58,819)
                                                                    ---------------     ---------------     ---------------
   At 31 December 1992                                                      108,335              34.219           3,707,162
   Add: Purchase, January 1993                                               23,947              55.995           1,340,903
                                                                    ---------------     ---------------     ---------------
                                                                            132,282              38.161           5,048,065
   Less: Sales of shares during the year                                     (8,474)             15.436            (130,802)
         Transfer of shares during the year                                  (7,099)             41.430            (294,111)
                                                                    ---------------     ---------------     ---------------
   At 31 December 1993                                                      116,709              39.613           4,623,152
   Add: Purchase January 1994                                                26,280              69.791           1,834,116
                                                                    ---------------     ---------------     ---------------
                                                                            142,989              45.159           6,457,268

   Less: Sales of shares during the year                                     (4,297)             25.933            (111,436)
         Transfer of shares during the year                                  (1,466)             63.013             (92,377)
                                                                    ---------------     ---------------     ---------------
   At 31 December 1994                                                      137,226              45.570           6,253,455
                                                                    ===============     ===============     ===============

   Each stock purchase was made in one transaction representing more than 5% of the current value of the scheme at the beginning of the year.

   Sale/transfer of shares in Morgan Stanley Group Inc Common Stock:

                                                                               1994                1993                1992
                                                                                  $                   $                   $
   Aggregate proceeds of sales                                              289,513             486,901             117,641
   Aggregate cost of sales                                                 (111,436)           (130,802)            (58,819)
                                                                    ---------------     ---------------     ---------------
   Net gain on sales                                                        178,077             356,099              58,822
                                                                    ---------------     ---------------     ---------------

   Aggregate proceeds of transfers                                           97,680             403,774                   -
   Aggregate cost of transfers                                              (92,377)           (294,111)                  -
                                                                    ---------------     ---------------     ---------------
   Net gain on transfers                                                      5,303             109,663                   -
                                                                    ---------------     ---------------     ---------------
                                                                            183,380             465,762              58,822
                                                                    ===============     ===============     ===============

   Cost has been determined on a first in, first out basis within the relevant employee allocation.

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Morgan Stanley UK Group Profit Sharing Scheme
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NOTES TO THE FINANCIAL STATEMENTS
at 31 December 1994, 1993 and 1992



3. CHANGE IN UNREALISED APPRECIATION OF INVESTMENTS

   At 31 December 1994 the closing price on the New York Stock Exchange for Morgan Stanley Group Inc common stock was $59.00 per share.


                                                                                                Average
                                                                             Number                cost                 Total
                                                                          of shares           per share                  cost
   Market value at 31 December 1994                                         137,226              59.000             8,096,334
   Average cost at 31 December 1994                                         137,226              45.570             6,253,455
                                                                                                                  -----------
   Unrealised appreciation at 31 December 1994                                                                      1,842,879
   Unrealised appreciation at 31 December 1993                                                                      3,634,010
                                                                                                                  -----------
   Decrease in unrealised appreciation                                                                             (1,791,131)
                                                                                                                  ===========

   Market value at 31 December 1993                                         116,709              70.750             8,257,162
   Average cost at 31 December 1993                                         116,709              39.613             4,623,152
                                                                                                                  -----------
   Unrealised appreciation at 31 December 1993                                                                      3,634,010
   Unrealised appreciation at 31 December 1992                                                                      2,346,056
                                                                                                                  -----------
   Increased in unrealised appreciation                                                                             1,287,954
                                                                                                                  ===========

   Market value at 31 December 1992                                         108,335              55.875             6,053,218
   Average cost at 31 December 1992                                         108,335              34.219             3,707,162
                                                                                                                  -----------
   Unrealised appreciation at 31 December 1992                                                                      2,346,056
   Unrealised appreciation at 31 December 1991                                                                      3,311,337
                                                                                                                  -----------
   Decrease in unrealised appreciation                                                                               (965,281)
                                                                                                                  ===========


4. NUMBER OF PARTICIPANTS

   There were 548 participants as of 31 December 1994, 406 participants as of 31 December 1993 and 354 participants as of 31 December 1992.

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